Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 3, 2011

NW Natural Reports Results for the

Quarter & Six Months Ended June 30, 2011

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported net income for the second quarter of 2011 of $2.2 million or 8 cents per share. These results include an after-tax charge of $4.4 million (17 cents per share) related to the repeal of utility tax legislation in Oregon. Last year, the company reported net income of $6.9 million or 26 cents per share, including after tax income of $0.6 million or 2 cents per share related to repealed utility tax legislation.

For the six-months ended June 30, 2011, net income was $43.0 million or $1.61 per share, which compares to $50.5 million or $1.90 per share for the same period in 2010. Both periods include the effects of repealed utility tax legislation in Oregon. Included in the six month period of 2011 was a charge of $4.4 million after-tax or 17 cents per share, compared to income of $2.3 million after-tax or 9 cents per share in 2010, from the utility tax legislation. Results for 2010 also include the previously disclosed net refund of property taxes received in the first quarter of 2010 of $6.1 million or 14 cents per share.

Oregon utilities tax legislation enacted in quarter

On May 24, 2011, Governor Kitzhaber of Oregon signed Senate Bill 967 (SB 967) into law to repeal existing statutes from Senate Bill 408 (SB 408), which became law in 2005. SB 408 imposed on certain utilities in Oregon an annual regulatory adjustment for income taxes paid. SB 967 repealed the adjustment for income taxes retroactive to the beginning of 2010. As a result, NW Natural recorded a one-time charge of $7.4 million in the second quarter of 2011 ($4.4 million after tax or 17 cents per share) related to the repeal of SB 408 for 2010. For the three- and six-month results ended June 30, 2011, the company did not record any amount related to the SB 408 rule because of the uncertainty surrounding its repeal and the ability to collect amounts in future years based on the legislative events mentioned above.

NW Natural’s income taxes paid resulted in additional revenues to the company for every year SB 408 was in effect. For the 2008 and 2009 tax years, the Public Utility Commission of Oregon (OPUC) approved the company’s recovering $0.2 million and $5.1 million, respectively, from utility customers. The 2008 amount, plus accrued interest was collected over a one-year period beginning June 1, 2010. The 2009 surcharge, plus accrued interest, was approved for collection over a one-year period beginning June 1, 2011. As indicated earlier, the new law requires utilities including NW Natural to reverse regulatory adjustments recognized under SB 408 related to the 2010 and 2011 tax years. SB 967 now requires the OPUC to make decisions in future ratemaking proceedings on the amount of income taxes to be recovered in rates.

Customer growth rate remains around 1 percent

NW Natural’s customer growth rate for the trailing 12-month period ending June 30, 2011 was 0.8 percent, with the company adding approximately 5,600 new customers in the period. This compared to an annual growth rate of 1.0 percent a year ago.

Operating results for the quarter

The company’s utility operations, which include the effect of utility tax legislation, earned $1.1 million (4 cents per share), compared to $4.6 million (17 cents per share) in the same quarter of 2010. Gas storage contributed net income of $1.3 million (5 cents per share) in the 2011 quarter, compared to net income of $2.1 million (8 cents per share) in 2010’s second quarter. Other non-utility activities reported a slight loss of 1 cent per share in 2011’s second quarter, compared to a gain of 1 cent per share in 2010’s second quarter.

NW Natural’s total gas sales and transportation deliveries in the second quarter of 2011, excluding deliveries of gas stored for others, were 243 million therms, up 4 percent from 233 million therms in 2010’s second quarter. The increase in usage was mainly due to weather that was 10 percent colder than a year ago and 38 percent colder than average. Margin from utility operations in 2011 decreased 10 percent to $60.0 million, compared to $66.9 million in 2010, due to repeal of the utility tax legislation mentioned above, offset in part by colder weather and customer growth.

Volumes sold to residential and commercial customers in the second quarter of 2011 were 130 million therms, up 8 percent from 120 million therms in the second quarter of 2010 due mainly to colder weather. Utility margins from residential and commercial customers in the quarter totaled $58 million, including weather normalization and decoupling adjustments, which were up 3 percent over second-quarter 2010 margin of $57 million. NW Natural’s weather and decoupling mechanisms in Oregon adjusted margin down by $2.6 million in 2011, compared to a margin adjustment decrease of $0.8 million in the second quarter of 2010, primarily driven by weather that was colder than average in the period.

Gas deliveries to industrial customers in the second quarter of 2011 were down 1 percent from 113 million therms in 2010’s second quarter. Margin from industrial customers decreased 4 percent to $6.8 million from $7.1 million in 2010’s second quarter.

Gas storage business update

The company’s gas storage business segment primarily consists of non-utility investments at the company’s Mist underground storage facility in Oregon, investments at the Gill Ranch Storage (GRS) underground facility in California, and asset optimization services using available gas storage and transportation capacity.

NW Natural’s gas storage segment reported net income of $1.3 million on net operating revenues of $7.2 million in the second quarter of 2011, compared to $2.1 million and $5.2 million, respectively, in last year’s second quarter. These results primarily reflect first year costs at GRS including depreciation, and low storage prices in California, and a decrease in optimization revenues at the company’s Mist storage operations in Oregon.

Gas reserves update

As previously reported, NW Natural received approval in the second quarter of 2011 from the OPUC to participate in a joint venture with Encana Oil & Gas (USA) Inc. to develop gas reserves on behalf of NW Natural’s utility customers. The company is expected to invest approximately $45-55 million a year over a five-year period, for a total investment of about $250 million. The investment will cover a portion of the expected drilling costs in exchange for working interests in two sections of the Jonah Field, which is located north of Rock Springs, Wyo. The drilling area includes both future and currently producing wells. By the end of the second quarter, gas production had already started from the field.

O&M costs reflect Gill Ranch start-up

Operations and maintenance expense was 7 percent higher in the second quarter of 2011, compared to 2010, primarily due to operating costs at Gill Ranch Storage, which became operational in late 2010. Utility O&M expense increased 1 percent in the quarter.

Year-to-date (six month) financial and operating highlights

The company’s utility operations, which includes the effect of utility tax legislation discussed above, contributed net income of $41.2 million ($1.54 per share), compared to $45.5 million ($1.71 per share), in the first six months of 2010. Gas storage contributed $2.0 million (8 cents per share), which compares to $4.6 million (18 cents per share) in the same period of last year. Other non-utility activities contributed a net loss of $0.3 million, compared to net income of $0.3 million last year.

Operating results

NW Natural’s total gas sales and transportation deliveries in the first six months of 2011, excluding deliveries of gas stored for others, were 644 million therms, up 14 percent from 567 million therms in 2010. The increase in usage was mainly due to weather that was 17 percent colder than a year ago and 14 percent colder than average. Margin from utility operations in 2011 decreased 2 percent to $189.2 million, compared to $192.4 million in 2010, due to the repeal of utility tax legislation discussed above, offset in part by colder weather and customer growth.

Volumes sold to residential and commercial customers in the first six months of 2011 were 405 million therms, up 22 percent from 333 million therms in the first six months of 2010 due mainly to colder weather. Utility margin from residential and commercial customers in the first six months totaled $178 million, including weather normalization and decoupling adjustments, up 5 percent over margin in the first six months of 2010 of $170 million. NW Natural’s weather and decoupling mechanisms adjusted margin up by $0.3 million in 2011, compared to a margin adjustment increase of $20.6 million in the six months ended 2010. The results for 2010 were largely driven by weather that was significantly warmer than average in the period.

Gas deliveries to industrial customers in the first six months of 2011 were 239 million therms, or 2 percent higher than 234 million therms in the same period last year. Margin from industrial customers increased 1 percent to $14.5 million.

The company’s gas cost incentive sharing mechanism in Oregon provided a margin contribution of $1.1 million in the first six months of 2011 compared to a contribution of $0.7 million in the first six months of 2010.

Under the company’s annual purchased gas adjustment mechanism, results are subject to an earnings review to determine if the utility is earning above its authorized return on equity. Based upon current projections, the company accrued an estimated provision of $0.4 million during the six months ended June 30, 2011.

Operations and maintenance costs

Operations and maintenance expense was 4 percent higher in the first six months of 2011, compared to 2010, primarily due to operating costs at Gill Ranch Storage, which became operational in the fourth quarter of 2010. The company’s utility operations and maintenance expenses were down 1 percent from the previous year. Utility bad debt expense as a percent of revenues was well below 1 percent at 0.24 percent for the 12 months ended June 30, 2011.

Other taxes

In January 2010, the Oregon Supreme Court ruled in the company’s favor regarding litigation with the Oregon Department of Revenue over whether certain inventories held for resale should be taxed as personal property. As a result of the Oregon Supreme Court ruling, the company was refunded a net $6.1 million in the first quarter of 2010 related to taxes paid in earlier years.

Cash flows and capital structure

Cash provided by operations in the first six months of 2011 was $169 million, compared to $104 million in 2010. The increase was primarily due to working capital timing differences, partially offset by lower net income.

NW Natural’s capitalization at June 30, 2011 reflected 47.9 percent common equity, 37.0 percent long-term debt, and 15.1 percent short-term debt and current maturities of long-term debt. This compared to 48.2 percent common equity, 41.2 percent long-term debt, and 10.6 percent of short-term debt and current maturities of long-term debt at June 30, 2010.

Outlook for 2011

Due to the repeal of utility tax legislation discussed above, earnings are expected to fall below the company’s previously stated 2011 earnings guidance of $2.45 to $2.65 per share, to a new revised guidance range of $2.28 to 2.48 per share. The company’s 2011 earnings guidance assumes continued slow economic recovery and customer growth, normal weather conditions, ongoing benefits from improvements to our cost structure, Gill Ranch operational losses due to first year operations, and no further significant changes in prevailing legislative and regulatory policies. The company’s outlook does not include forecasts of future gains or losses that may occur from the company’s gas cost sharing mechanism in Oregon since the company cannot predict future gas cost increases or decreases with reasonable certainty.

Dividend declaration

The board of directors of NW Natural declared a quarterly dividend of 43.5 cents a share on the company’s common stock on July 1, 2011. The dividends will be payable on Aug. 15, 2011 to shareholders of record on July 29, 2011. The company’s indicated annual dividend rate is $1.74 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on August 3rd, to review the company’s 2011 second quarter and year-to-date financial and operating results. To hear the conference call live, please dial 1-877-317-6789 within the United States and 1-866-605-3852 from Canada. International callers can dial 1-412-317-6789. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10001724). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com.

Forward-looking statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, projected accruals, estimated gas reserves and their financial value, customer growth, weather, customer refunds, continued drilling, project costs, commodity costs, financial positions, revenues and earnings, dividends, performance, legislative actions and impact, regulatory actions or approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 675,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.5 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the designed 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:

Bob Hess

Phone: 503-220-2388

Email: bob.hess@nwnatural.com

or

Media Contact:

Kim Heiting

Phone: 503-220-2366

Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	06/30/11	06/30/10	Change	% Change
Gross Operating Revenues	$161,197	$162,365	$(1,168)	(1%)
Net Income	$2,193	$6,888	$(4,695)	(68%)

Diluted Average Shares of Common Stock Outstanding	26,727	26,641	86	—
Basic Earnings Per Share of Common Stock	$0.08	$0.26	$(0.18)	(68%)
Diluted Earnings Per Share of Common Stock	$0.08	$0.26	$(0.18)	(68%)

	Six Months Ended
(Thousands, except per share amounts)	06/30/11	06/30/10	Change	% Change
Gross Operating Revenues	$484,285	$448,894	$35,391	8%
Net Income	$42,966	$50,496	$(7,530)	(15%)

Diluted Average Shares of Common Stock Outstanding	26,725	26,621	104	—
Basic Earnings Per Share of Common Stock	$1.61	$1.90	$(0.29)	(15%)
Diluted Earnings Per Share of Common Stock	$1.61	$1.90	$(0.29)	(15%)

	Twelve Months Ended
(Thousands, except per share amounts)	06/30/11	06/30/10	Change	% Change
Gross Operating Revenues	$847,497	$875,190	$(27,693)	(3%)
Net Income	$65,137	$75,169	$(10,032)	(13%)

Diluted Average Shares of Common Stock Outstanding	26,703	26,594	109	—
Basic Earnings Per Share of Common Stock	$2.44	$2.83	$(0.39)	(14%)
Diluted Earnings Per Share of Common Stock	$2.44	$2.83	$(0.39)	(14%)

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (unaudited) Thousands	June 30, 2011	June 30, 2010
Assets:
Current assets:
Cash and cash equivalents	$3,700	$7,142
Restricted cash	925	929
Accounts receivable	39,104	42,781
Accrued unbilled revenue	15,031	16,419
Allowance for uncollectible accounts	(2,824)	(2,577)
Regulatory assets	59,766	56,804
Derivative instruments	4,433	1,495
Inventories:
Gas	61,318	68,735
Materials and supplies	9,911	8,714
Gas reserves	749	—
Income taxes receivable	26,285	—
Other current assets	9,496	9,823

Total current assets	227,894	210,265

Non-current assets:
Property, plant and equipment	2,612,147	2,482,826
Less: Accumulated depreciation	744,929	710,732

Total property, plant and equipment - net	1,867,218	1,772,094
Gas reserves	15,403	—
Regulatory assets	326,081	329,197
Derivative instruments	1,042	453
Other investments	68,576	68,393
Other non-current assets	15,780	15,159

Total non-current assets	2,294,100	2,185,296

Total assets	$2,521,994	$2,395,561

Capitalization and liabilities:
Capitalization:
Common stock	$344,451	$339,394
Retained earnings	376,489	357,173
Accumulated other comprehensive income (loss)	(6,312)	(5,772)

Total common stock equity	714,628	690,795
Long-term debt	551,700	591,700

Total capitalization	1,266,328	1,282,495

Current liabilities:
Short-term debt	185,400	106,875
Current maturities of long-term debt	40,000	45,000
Accounts payable	54,148	81,675
Taxes accrued	6,805	13,008
Interest accrued	5,127	5,397
Regulatory liabilities	25,784	29,524
Derivative instruments	25,986	34,463
Other current liabilities	37,574	31,900

Total current liabilities	380,824	347,842

Deferred credits and other non-current liabilities:
Deferred tax liabilities	398,825	316,152
Regulatory liabilities	265,703	251,585
Pension and other postretirement benefit liabilities	130,985	120,185
Derivative instruments	9,202	16,917
Other non-current liabilities	70,127	60,385

Total deferred credits and other non-current liabilities	874,842	765,224

Total capitalization and liabilities	$2,521,994	$2,395,561

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (unaudited) Thousands (three months ended June 30)	2011	2010
Operating activities:
Net income	$42,966	$50,496
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	34,855	31,927
Undistributed earnings from equity investments	353	(728)
Non-cash expenses related to qualified defined benefit pension plans	3,655	4,131
Contributions to qualified defined benefit pension plans	(16,445)	(10,000)
Deferred environmental costs	(1,770)	(4,286)
Other	(1,172)	(1,264)
Changes in assets and liabilities:
Receivables	79,711	88,920
Inventories	9,156	3,508
Taxes accrued	11,007	(8,029)
Accounts payable	(30,052)	(39,323)
Interest accrued	(55)	(38)
Deferred gas costs	2,682	(18,336)
Deferred tax liabilities	27,516	15,979
Other - net	6,328	(8,694)

Cash provided by operating activities	168,735	104,263

Investing activities:
Capital expenditures	(47,815)	(125,966)
Utility gas reserves	(16,152)	—
Restricted cash	(1)	34,614
Other	68	964

Cash used in investing activities	(63,900)	(90,388)

Financing activities:
Common stock issued - net	(70)	1,613
Long-term debt retired	(10,000)	—
Change in short-term debt	(72,035)	4,875
Cash dividend payments on common stock	(23,204)	(22,035)
Other	717	382

Cash used in financing activities	(104,592)	(15,165)

Increase (decrease) in cash and cash equivalents	243	(1,290)
Cash and cash equivalents - beginning of period	3,457	8,432

Cash and cash equivalents - end of period	$3,700	$7,142

Supplemental disclosure of cash flow information:
Interest paid	$20,770	$20,370
Income taxes paid	$1,522	$21,100

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Second Quarter - 2011

	3 Months Ended			6 Months Ended			12 Months Ended
	June 30,			June 30,			June 30,
(Thousands, except per share amounts)	2011	2010	Change	2011	2010	Change	2011	2010	Change
Gross Operating Revenues	$161,197	$162,365	(1%)	$484,285	$448,894	8%	$847,497	$875,190	(3%)
Cost of Sales	90,122	86,301	4%	270,747	234,862	15%	460,419	482,468	(5%)
Revenue Taxes	3,843	3,871	(1%)	11,798	10,913	8%	20,876	21,274	(2%)

Net Operating Revenues	67,232	72,193	(7%)	201,740	203,119	(1%)	366,202	371,448	(1%)

Operating Expenses:
O&M	30,374	28,406	7%	61,546	59,072	4%	123,454	122,050	1%
General Taxes	6,659	7,543	(12%)	14,824	10,792	37%	27,904	23,982	16%
D&A	17,546	16,026	9%	34,855	31,927	9%	68,052	63,854	7%

Total Operating Expenses	54,579	51,975	5%	111,225	101,791	9%	219,410	209,886	5%

Income from Operations	12,653	20,218	(37%)	90,515	101,328	(11%)	146,792	161,562	(9%)
Other Income and Expense - net	1,122	1,613	(30%)	2,336	4,636	(50%)	4,802	6,728	(29%)
Interest Expense - net	10,266	10,617	(3%)	20,715	21,106	(2%)	42,187	42,367	—
Income Tax Expense	1,316	4,326	(70%)	29,170	34,362	(15%)	44,270	50,754	(13%)

Net Income	$2,193	$6,888	(68%)	$42,966	$50,496	(15%)	$65,137	$75,169	(13%)

Common Shares Outstanding:
Average for Period - basic	26,673	26,569		26,671	26,553		26,648	26,535
Average for Period - diluted	26,727	26,641		26,725	26,621		26,703	26,594
End of Period	26,673	26,576		26,673	26,576		26,673	26,576
Earnings per Share:
Basic	$0.08	$0.26	(69%)	$1.61	$1.90	(15%)	$2.44	$2.83	(14%)
Diluted	$0.08	$0.26		$1.61	$1.90		$2.44	$2.83
Dividends Paid Per Share	$0.435	$0.415		$0.870	$0.830		$1.72	$1.64
Book Value Per Share - end of period	$26.79	$25.99		$26.79	$25.99		$26.79	$25.99
Market Closing Price - end of period	$45.13	$43.57		$45.13	$43.57		$45.13	$43.57
Balance Sheet Data - end of period:
Total Assets	$2,521,994	$2,395,561		$2,521,994	$2,395,561		$2,521,994	$2,395,561
Common Stock Equity	$714,628	$690,795		$714,628	$690,795		$714,628	$690,795
Long-Term Debt	$591,700	$636,700		$591,700	$636,700		$591,700	$636,700
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	675,002	669,405	0.8%	675,002	669,405	0.8%	675,002	669,405	0.8%
Gas Deliveries (therms)
Res. & Comm. Customers	129,985	119,931		404,882	332,647		671,113	617,948
Industrial Firm	8,476	8,625		19,113	18,778		37,420	37,620
Industrial Interruptible	14,519	13,924		31,758	30,248		59,897	62,506
Transportation	89,772	90,907		188,413	185,117		370,915	359,576

Total	242,752	233,387		644,166	566,790		1,139,345	1,077,650
Gas Revenues
Res. & Comm. Customers	$131,804	$128,128		$425,891	$377,812		$732,247	$729,144
Industrial Firm	6,382	6,782		15,338	15,400		30,768	35,154
Industrial Interruptible	8,027	8,196		18,510	18,577		36,097	45,474
Transportation	3,798	3,363		7,699	6,718		14,814	13,548
Regulatory adjustment for income taxes	(7,451)	1,034		(7,165)	4,018		(3,462)	7,015
Other Revenues	11,385	9,599		11,399	15,640		13,676	24,603

Total	$153,945	$157,102		$471,672	$438,165		$824,140	$854,938
Cost of Gas Sold - Utility	$90,054	$86,292		$270,664	$234,840		$460,318	$482,405
Revenue Taxes	$3,843	$3,871		$11,798	$10,913		$20,876	$21,274
Net Operating Revenues (Utility Margin)	$60,048	$66,939		$189,210	$192,412		$342,946	$351,259
Degree Days
Average (25-year average)	683	683		2,549	2,549		4,265	4,265
Actual	944	857		2,918	2,484		4,605	4,269
Colder (warmer) than Average	38%	25%		14%	(3%)		8%	—